Selected Consolidated Financial Data
Balance Sheet Data:
(dollars in thousands)		 Mar 31,  Dec 31,  Sep 30,   Jun 30,    Mar 31,
				 2010	  2009	   2009	     2009       2009
Cash and cash equivalents	 $28,832  $ 8,124  $15,732   $19,819    $11,340
Securities available for sale	 123,539  130,241  135,222   131,329    127,718
Loans, net			 191,483  194,071  183,464   178,036    179,515
Deposits			 306,006  291,373  279,475   278,833    265,060
Repurchase agreements		   6,893    6,105    6,782     6,799 	  8,122
Federal Home Loan Bank advances	  25,000   27,000   27,000    24,000	 25,000
Shareholders' equity	          39,666   38,903   39,395    37,861	 37,766
Total assets	                 381,325  370,228  356,773   351,226    339,530


Income Statement Data:				 Three Months Ended
(dollars in thousands, except per		Mar 31,	      Mar 31,
  share data)					2010	      2009	 Change

Interest income					$ 3,958	      $ 4,208     (5.9)%
Interest expense				    846	        1,215    (30.4)%
Net interest income				  3,112         2,993      4.0 %
Provision for loan losses		 	    507      	  123    312.2 %
Net interest income after provision for
  loan losses					  2,605         2,870     (9.2)%
Noninterest income				    625           645     (3.1)%
Noninterest expense:
Salaries and employee benefits	                  1,378	        1,334      3.3 %
Data processing					    241		  216	  11.6 %
Net occupancy					    294		  265	  10.9 %
Professional and consulting fees		    108		  110	  (1.8)%
FDIC assessment					    121		  117	   3.4 %
Other						    787		  693	  13.6 %
Total noninterest expense			  2,929	        2,735	   7.1 %
Income before income taxes		            301	          780    (61.4)%
Income taxes		                              8 	  207    (96.1)%
Net income					   $293	         $573    (48.9)%
Earnings per share, basic and diluted		  $0.13	        $0.26    (50.0)%
Weighted average shares outstanding	      2,205,973	    2,202,368


Quarterly Earnings Summary
Previous Eight Quarters:
(dollars in thousands, except per
  share data)
					Mar 	  Dec 	     Sep	Jun
					2010	  2009	     2009       2009
Interest income	 	            	$3,958	  $4,082     $4,026     $4,149
Interest expense		           846	     932        954      1,136
Net interest income			 3,112     3,150      3,072      3,013
Provision for loan losses		   507       902        576        228
Net interest income after provision for
  loan losses		             	 2,605 	   2,248      2,496      2,785
Noninterest income		           625       976        595        756
Noninterest expense		         2,929     2,878      2,806      2,945
Income before income taxes		   301	     346	285        596
Income taxes		                     8	      31         18        142
Net income		                  $293      $315       $267       $454
Earnings per share, basic and diluted    $0.13     $0.14      $0.12      $0.21
Cash dividends per share		 $0.08     $0.08      $0.08      $0.08
Weighted average shares outstanding  2,205,973 2,202,721  2,202,368  2,202,368

					Mar	    Dec	       Sep	 Jun
	                       		2009	    2008       2008      2008
Interest income		                $4,208      $4,311     $4,294    $4,196
Interest expense		         1,215       1,375      1,451     1,433
Net interest income		         2,993       2,936      2,843     2,763
Provision for loan losses		   123 	        98 	  126 	     71
Net interest income after provision for
  loan losses		                 2,870       2,838      2,717     2,692
Noninterest income		           645	       609	  615	    517
Noninterest expense		         2,735       2,606      2,554     2,524
Income before income taxes		   780	       841	  778	    685
Income taxes		                   207         226        204	    171
Net income		                  $573        $615       $574      $514
Earnings per share, basic and diluted    $0.26       $0.28      $0.26     $0.23
Cash dividends per share	         $0.08       $0.16      $0.16     $0.16
Weighted average shares outstanding  2,202,368   2,202,368  2,202,368 2,202,368